EMPLOYMENT AGREEMENT




       THIS EMPLOYMENT AGREEMENT is made and entered into this 27th day of December, 1995, but effective as of January 1, 1996, by and between Bally's Park Place, Inc., a New Jersey Corporation, ("Employer" or "Park Place") and
  C. Patrick McKoy  ("Employee"):

       In consideration of the premises and of the covenants and agreements herein contained, the parties agree as follows:

       1.  Prior Agreement.

       The Severance Agreement between the parties dated March 15, 1993, shall terminate effective December 31, 1995.


       2.  Employment.

            A. Employer hereby employs Employee in the capacity of Executive Vice President at Park Place and such other capacity or capacities as the President of Employer, or his designated representative, shall determine, and Employee hereby accepts such employment upon the terms and conditions herein set forth.

            B. During the term of his employment, Employee will devote his best efforts to his employment and perform such duties consistent with his position at Park Place and such other related capacity or capacities as the President of Employer shall determine, as are reasonably assigned to him by Employer. While it is understood and agreed that Employee's job capacities may change at Employer's discretion during the term of this Agreement, his general level of responsibility shall not be substantially reduced at any time. Furthermore, the Employee agrees that the Employer may direct him to perform some or all of his duties hereunder for the benefit of GNOC, Corp. t/a The Grand, in Atlantic City ("Grand") and may assign its obligations hereunder in part or in their entirety to the Grand and no such event shall be deemed a breach of this Agreement provided Employer and/or the Grand continue to honor all obligations to the Employee hereunder without any reduction. Employee will devote his entire working time and attention to the business and related interests of, and will be loyal to, Employer, and Employee agrees to render service on behalf of Employer.

          C. Employee shall not, without prior written consent of Employer, directly or indirectly, during the term of this Employment
  Agreement:

                 (I) Other than in the performance of duties naturally inherent of Employer's business and related interests, and in furtherance thereof as otherwise provided in this Agreement, render services of business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, but this shall not be construed as preventing the Employee from investing his assets in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made and which are not in violation of subparagraph (ii) below;

                 (ii) Engage in any activity competitive with or adverse to Employer's business or related interests, whether alone, as a partner, or as an officer, director, employee or shareholder of any other corporation, or otherwise, directly or indirectly except that the ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed violative of this subparagraph (ii);

                 (iii) Be engaged by any entity which conducts business with or acts as consultant or advisor to Employer, whether alone, as a partner, or as an officer, director, employee or shareholder, or otherwise, directly or indirectly, except that ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed violative of this subparagraph (iii).


       3.  Term.

       The term of this Employment Agreement shall begin on January 1, 1996 ("commencement date") and shall continue for three (3) years from such date and shall terminate on December 31, 1998.


       4.  Compensation.

            A. In consideration of the services to be rendered by the Employee hereunder, the Employer agrees to pay or cause to be paid to the Employee, and the Employee agrees to accept, as compensation, the sum of $275,000 (the "Base Salary") for each twelve month period following the effective date of this Employment Agreement, which shall be paid on the regularly recurring pay periods established by Employer. The Base Salary shall be subject to periodic review by Employer, although any determination to increase the Base Salary shall be within Employer's sole discretion.


            B. It is further understood by both parties that, pursuant to the policies of Employer, a bonus payment will be made in addition to the Base Salary on an annual basis in such amount as is determined by the Employer in its sole discretion.


       5.  Vacation and Other Benefits.

       Employee shall be entitled to a reasonable vacation each year of his employment with Employer as well as other employment benefits, including a car allowance, medical and hospitalization, life insurance, long term disability, death and retirement plans, and the like, afforded in general to officers at Park Place. Employer may, at its sole discretion, change such policies.


       6.  Expenses.

       Employer shall pay or cause to be paid all reasonable expenses incurred by Employee in the performance of his responsibilities and duties for Employer as well as the promotion of Employer's business. Employee shall submit to Employer periodic statements of all expenses so incurred. Subject to such audits as Employer may deem necessary, Employer shall reimburse Employee the full amount of any such expenses advanced by the Employee promptly in the ordinary course.


       7.  Covenants and Confidential Information.

            A. Employee agrees that, for the applicable period specified below, he will not directly or indirectly, do any of the following:

                 (i) Own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise, with any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business which is engaged in any manner in the operation of gaming ventures including, but not limited to, casinos, Indian gaming or riverboat gaming, within five (5) miles of any gaming facility ("Facility") owned, managed or under development to be owned or managed by Employer (as of the date Employee ceases to be employed hereunder); provided, however, that the ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed a violation of this covenant;

               (ii) Induce any person who is an employee, officer or agent of Employer, or a subsidiary or affiliate of Bally Entertainment Corporation ("Bally"), to terminate said relationship.

                 (iii) Employ, assist in employing or otherwise associate in business with any present, former or future employee or officer of Employer.

                 (iv) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of Employer, the customer lists, and proprietary and confidential inventions, ideas, discoveries, manufacturing methods, product research or engineering data or other trade secrets of Employer, it being acknowledged by Employee that all such information regarding the business of Employer compiled or obtained by, or furnished to, Employee while he shall have been employed by or associated with Employer is confidential information and is the exclusive property of Employer.

            B. The provisions of subparagraphs 7(A)(i) - 7(A)(iii) shall be operative during the Term hereof except as provided in the following sentence. In the event (y) of a "Change of Control" the provisions of subparagraphs 7(A)(i) - (iii) shall be operative only so long as Employee remains an employee of Employer and (z) Employee is terminated for "Cause" (as defined in paragraph 9 hereof), the provisions of subparagraphs 7(A)(i)
  - (iii) shall be operative during the Term and for one (1) additional year. All other obligations created by the terms of this paragraph 7 are of a continuing nature and shall remain in full effect at all times during and beyond Employee's period of employment.

            C. Employee expressly agrees and understands that the remedy at law for any breach by him of this paragraph 7 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that Employer shall be entitled to immediate injunctive relief and if the court so permits, may obtain a temporary order restraining any threatened or further breach. Nothing contained in this paragraph 7 shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of the provisions of this paragraph 7 which may be pursued or availed of by Employer. Any covenant on Employee's part contained hereinabove, which may not be specifically enforceable, shall nevertheless, if breached, give rise to a cause of action for monetary damages.

            D. Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under this paragraph 7, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Employee.

            E. For the purposes of this paragraph 7, the term "Employer" shall be deemed to include Park Place, Bally Entertainment Corporation, and/or any other subsidiaries or affiliates of Bally, together with their respective successors or assigns, involved in the operation or management of gaming facilities.

            F. The covenants contained in this paragraph 7 shall be construed to extend to separate counties and adjacent counties, if applicable, of the states of the United States in which Employer has a Facility, and to the extent that any such covenant shall be illegal and/or unenforceable with respect to any one of said counties, said covenants shall not be affected thereby with respect to each other county, such covenants with respect to each county being construed as severable and independent.


       8.  Illness, Incapacity or Death During Employment.

            A. If the Employee is unable to perform his services by reason of illness or incapacity resulting in a failure to discharge his duties under this Employment Agreement for six (6) or more consecutive months, then upon thirty (30) days notice, Employer may terminate the employment of Employee under this Employment Agreement and Employee, upon such termination, shall be paid his salary on a pro-rata basis to the date of termination through the thirty (30) day notice period.

                 In the event of such termination, the Employee shall have the right to the assignment of any and all insurance policies or health protection plans if said policies and plans permit assignment out of the group to the individual Employee.
            B. In the event of Employee's death, all obligations of Employer under this Employment Agreement shall terminate other than the payment of that portion of his Base Salary on a pro-rata basis accrued to the date of death, plus reimbursement of all expenses reasonably incurred by Employee in performing his responsibilities and duties for Employer prior to and including such date and the payment of applicable insurance proceeds.


       9.  Termination for Cause.

            A. The employment of Employee under this Employment Agreement, and the term hereof, may be terminated by Employer for cause at any time. For purposes hereof, the term "cause" includes:

                 (i) Employee's material fraud, dishonesty, willful misconduct or gross negligence in the performance of his duties hereunder, including willful failure to perform such duties as may properly be assigned him hereunder;

                 (ii) Employee's material breach of any provision of this Employment Agreement; or

                 (iii) Employee's failure to qualify (or having so qualified being thereafter disqualified) under any suitability or licensing requirement to which Employee may be subject by reason of his position with Employer and its parent, affiliates or subsidiaries, whether under the laws of Nevada, New Jersey or otherwise.

            B. Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Employer may have under this Employment Agreement or otherwise.


       10.  Optional Termination Upon Change of Control.

            A. In the event that there is a change in control of Bally and the successor in control, without cause, terminates this Employment
  Agreement, Employee shall be paid in lump sum twenty-four (24) months Base Salary or an amount equal to his Base Salary for the balance of the thirty-six
  (36) month term, whichever is greater, and the greater of the average of the bonuses, if any, paid to Employee by Employer for the three (3) prior years or the bonus, if any, for the prior year. If the successor in control changes Employee's title or substantially changes his duties or functions from those which he previously performed hereunder, the successor in control shall be deemed to have constructively terminated Employee's services without cause.

                 A "Change in Control" shall mean a change in control of Bally of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (as in effect on the effective date of this Employment Agreement, the "Exchange Act"), whether or not Bally is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

                 (i) any "person" (as defined in subsections 13(d) and 14(d) of the Exchange Act), other than a person with which Arthur Goldberg is affiliated or of which he is a part, is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of Bally representing 25% or more of the combined voting power of Bally's then outstanding securities;

                 (ii) during any period of two (2) consecutive years or less (not including any period prior to the effective date of this Employment Agreement) there shall cease to be a majority of the Board of Directors of Bally comprised of Continuing Directors (as defined below); or

                 (iii) the stockholders of Bally approve (1) a merger or consolidation of Bally with any other corporation, other than a merger or consolidation that would result in the voting securities of Bally outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Bally or such surviving entity outstanding immediately after such merger or consolidation, or (2) a plan of complete liquidation of Bally or an agreement for the sale or disposition by Bally of all or substantially all of its assets.

                      The term "Continuing Directors" shall mean individuals who constitute the Board of Directors of Bally as of the effective date of this Employment Agreement and any new director(s) whose election by such Board or nomination for election by Bally's stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors as of the effective date of this Employment Agreement or whose election or nomination for election was previously so approved.

                 B. If it shall be determined that any payment or distribution to or for the benefit of Employee pursuant to this Section 10 ("Severance Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), then Employee shall be entitled to receive from Employer an additional payment (the "Excise Tax Gross-Up Payment") in an amount such that the net amount retained by Employee, after the calculation and deduction of any Excise Tax on the Severance Payments and any federal, state and local income taxes and Excise Tax on the Excise Tax Gross-Up Payment provided for in this Section 10, shall be equal to the Severance Payments. In determining this amount, the amount of the Excise Tax Gross-Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes. Finally, the Excise Tax Gross-Up Payment shall be reduced by income or excise tax withholding payments made by Employer to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Employee.


       11.  Severable Provisions.

       The provisions of this Employment Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.


       12.  Binding Agreement.

       The rights and obligations of Employer under this Employment Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of Employer.


       13.  Attorneys' Fees.

       In the event Employee is required to commence legal action to enforce the provisions of this Employment Agreement and Employee prevails in such action, Employer shall pay Employee's costs and expenses, including reasonable attorneys' fees, incurred in such action.

     14.  Notices.

       Any notice to be given to Employer under the terms of this Employment Agreement shall be addressed to Employer at the address of its principal place of business, and any notice to be given to Employee shall be addressed to him at his home address as last shown on the records of the Employer, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, postage prepaid, registered or certified, return receipt requested, and deposited in a post office or branch post office regularly maintained by the United States government.


       15.  Waiver.

       Either party's failure to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to him or it under the circumstances.


       16.  Governing Law.

       This Employment Agreement shall be governed by and construed and interpreted according to the internal laws of the State of New Jersey, without reference to principles of conflict of laws.


       17.  Captions and Paragraph Headings.

       Captions and paragraph headings used herein are for convenience only and are not a part of this Employment Agreement and shall not be used in construing it.


       18.  Entire Agreement.

       This Employment Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereof and may not be modified or terminated orally. No modification, termination or attempted waiver of this Employment Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.


       IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the day and year first above written.


                                                     Bally's Park Place, Inc.
                                                     ("Employer")



                                                  By:_________________________
                                                      Wallace R. Barr,
  President





  _________________________
                                                      C. Patrick McKoy